As filed with the Securities and Exchange Commission on March 30, 2010
Registration No. 333- 152555

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Argyle Security, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	20-3101079 (I.R.S. Employer Identification No.)
12903 Delivery Drive
San Antonio, TX 78247
(Address of Principal Executive Offices) (Zip Code)

2007 Omnibus Securities and Incentive Plan
Stock Option Agreements between Argyle Security, Inc. and Certain Individuals
Restricted Stock Agreements between Argyle Security, Inc. and Certain Individuals
(Full title of the plan)

Sam Youngblood
President and Chief Executive Officer
Argyle Security, Inc.
12903 Delivery Drive
San Antonio, TX 78247
(Name and Address of Agent for Service)
(210) 495-5245
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Matthew A. Kepke, Esq.
Vice President, General Counsel and Secretary
Argyle Security, Inc.
40 West 37th Street
New York, New York 10018
(212) 245-2700
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if smaller reporting company)	Smaller reporting company ☑

EXPLANATORY NOTE
This Post-Effective Amendment No. 1 relates to the Registration Statement (the “Registration Statement”) on Form S-8 (File No. 333-152555) of Argyle Security, Inc., a Delaware corporation (the “Company”), filed on July 25, 2008, registering up to 1,000,000 shares of the Company’s common stock under (i) the Company’s 2007 Omnibus Securities and Incentive Plan (the “Plan”), (ii) Stock Option Agreements between the Company and certain individuals and (iii) Restricted Stock Agreements between the Company and certain individuals. The Company intends to file a Form 15 to terminate the registration of its securities under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and suspend its duty to file reports under Sections 13 and 15(d) of the Exchange Act. In accordance with the undertaking contained in the Registration Statement, this Post-Effective Amendment No. 1 is being filed to remove from registration (i) up to 305,000 shares available for issuance under the Plan, (ii) up to 475,000 shares issuable upon exercise of options to purchase shares of common stock, and (iii) 190,000 restricted shares of common stock remaining unsold under the Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on March 30, 2010.

Argyle Security, Inc.
By:	/s/ Sam Youngblood
	Name:	Sam Youngblood
	Title:	President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act.